Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-44679

Prospectus Supplement
(To Prospectus dated January 21, 1998)

GORAN CAPITAL INC.  SHARE OPTION PLAN

The purpose of this prospectus supplement is to provide updated information related to certain of the selling shareholders under the Goran Capital Inc. Share Option Plan.

    Name of Selling                                                   Common Stock to            Percentage of
    Shareholder and                              Number of            be Owned After             Common Stock
   Position With the           Shares          Shares Subject       Exercise of Option            Owned After
        Company               Owned(1)           to Option                                    Exercise of Option
-------------------------  ----------------  -------------------    --------------------    ------------------------

G. Gordon Symons,
Chairman                    2,520,845(1a)              566,621               2,520,845       42.4%

Alan G. Symons,
President, CEO, Director      785,535(2)               362,297                 785,535       13.2%

Douglas H. Symons,
President, COO and
Director                       281,105(3)              197,338                 281,105        4.7%

David L. Bates, Vice
President, General
Counsel and Secretary           19,116(4)               14,419                  19,116       Less than 1%

Gary P. Hutchcraft,
Vice President, CFO and
Treasurer                       13,450(5)               13,000                  13,450       Less than 1%
Bruce K. Dwyer, Former
Employee                        30,366(5a)              26,166                  30,366       Less than 1%

Terry E. Diers, Vice
President, Pafco
General Insurance
Company                          1,500                   1,500                   1,500       Less than 1%

Nathan V. Wilson,
Former Employee, GGS
Management Inc.                  1,000                   1,000                   1,000       Less than 1%


    Name of Selling                                                   Common Stock to            Percentage of
    Shareholder and                              Number of            be Owned After             Common Stock
   Position With the           Shares          Shares Subject       Exercise of Option            Owned After
        Company               Owned(1)           to Option                                    Exercise of Option
-------------------------  ----------------  -------------------    --------------------    ------------------------

Elizabeth Symons,
Former Employee, Symons
International Group,
Inc. - FL                        13,701(6)               13,367                  13,701     Less than 1%

Dennis G. Daggett,
President, COO of IGF
Insurance Company                40,391(6a)              40,000                  40,391     Less than 1%

Thomas F. Gowdy,
Executive Vice
President, IGF
Insurance Company                33,000(7)               33,000                  33,000     Less than 1%

Ronald Chapman, Former
Employee, Symons
International Group,              2,038                   2,000                   2,038     Less than 1%
Inc. - FL

John L. Mason, Former
Employee, IGF Holdings,
Inc.                              1,000                   1,000                   1,000     Less than 1%

David B. Shapira,
Director                        107,000(8)                7,000                 107,000     1.8%

J. Ross Schofield,
Director                         10,800(8)                7,000                  10,800     Less than 1%

James G. Torrance,
Director                         8,000(8b)                6,000                   8,000     Less than 1%

Gloria Valvasori,
Employee                         3,000(9a)                2,500                   3,000     Less than 1%

John K. McKeating,
Director                         6,000(8c)                6,000                   6,000     Less than 1%

Roger C. Sullivan,
Executive Vice
President, Superior
Insurance Company                17,000(9)               17,000                  17,000     Less than 1%

(1) Includes common shares subject to options, some of which for certain individuals, have not yet vested and therefore are not exercisable within 60 days of the date hereof, although such shares are not "beneficially" owned within the meaning of Section 13(d) of the Exchange Act.

(1a) Includes 286,121 shares subject to currently exercisable stock options. Also includes 1,646,413 shares held by Symons International Group, Ltd., of which Mr. Symons is the controlling shareholder and 588,311 shares held by Vantage Investment Trust U/A, March 15, 1993, of which Mr. Symons is the income and principal beneficiary.
(2)  Includes 227,570 shares issuable upon exercise of options.
(3)  Includes  29,650 shares  issuable  upon  exercise of options.
(4)  Includes  13,364 shares  issuable upon exercise of options.
(5)  Includes 13,000 shares issuable upon exercise of options.
(5a) Includes 3,200 shares held in Mr. Dwyer's Registered  Retirement Savings
     Plan.
(6)  Includes 13,367 shares issuable upon exercise of options.
(6a) Includes 37,000 shares issuable upon exercise of options and 391 shares held in Mr. Daggett's 401(k) account.
(7) Includes 32,000 shares issuable upon exercise of options and 1,000 shares held in Mr.Gowdy's 401(k) account.
(8)  Includes  7,000 shares  issuable upon exercise of options.
(8a) Includes 7,000 shares issuable upon exercise of options. Also includes 100,000 shares held by 400589 Ontario Limited, of which Mr. Shapira is the controlling shareholder.
(8b) Includes 6,000 shares  issuable upon exercise of options.
(8c) Includes  4,000 shares  issuable  upon  exercise of options.
(9)  Includes  17,000 shares  issuable upon exercise of options.
(9a) Includes 2,500 shares issuable upon exercise of options.